Exhibit 99.1
STONE ENERGY CORPORATION
Announces First Quarter 2010 Results
LAFAYETTE, LA. May 4, 2010
     Stone Energy Corporation (NYSE: SGY) today announced first quarter 2010 net income of $26.6 million, or $.55 per share, on oil and gas revenue of $163.8 million, compared to a net loss of $225.9 million on oil and gas revenue of $139.0 million in the first quarter of 2009. The reported net loss for the first quarter of 2009 included an after-tax non-cash charge of $224.9 million due to a full cost ceiling test write-down and an inventory impairment charge. Without the ceiling test write-down and impairment charge, the first quarter 2009 adjusted net loss would have been $1.0 million, or $0.03 per share. Adjusted net loss is a non-GAAP financial measure.
     Discretionary cash flow totaled $115.6 million during the first quarter of 2010, compared to $68.5 million during the first quarter of 2009. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Daily production during the first quarter of 2010 averaged 213 million cubic feet of gas equivalent (MMcfe) per day, or 10% more than the average daily production of 194 MMcfe per day in the comparable period of 2009. The gas/oil split for the first quarter of 2010 was approximately 55%/45%.
     Chief Executive Officer David Welch stated, “We are pleased with the first quarter results as production, costs and cash flow were all better or in line with guidance. At Mississippi Canyon Block 109, we successfully drilled our first Amberjack well, which flowed at over 1,700 Boe per day and have another three wells scheduled for the year. We have spudded our first Stone-operated horizontal well in the Marcellus and expect to drill a total of 14 horizontal wells this year. We are positioned to begin drilling 4-6 high potential deep water and deep shelf wells in the second half of 2010. Finally, the $275 million 8.625% Notes offering completed in January provided us with additional financial flexibility and liquidity as our earliest Notes maturity is now December 2014, and our current cash and availability is well over $300 million.”
     “Separately, we recognize that the recent rig explosion and oil spill in the Gulf of Mexico is a terrible tragedy. We have activated our Incident Management Team to closely monitor actions and communications from the Joint Information Centers. To date our operations have not been impacted by this event.”
     Prices realized during the first quarter of 2010 averaged $70.72 per barrel of oil and $5.97 per thousand cubic feet (Mcf) of natural gas, or 7% higher on a gas equivalent basis, as compared to the first quarter of 2009 average realized prices of $54.76 per barrel of oil and $7.06 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.54 per Mcf in the first quarter of 2010, compared to $2.34 per Mcf in the first quarter of 2009. Effective hedging transactions decreased the average realized price of oil by $5.88 per barrel in the first quarter of 2010, compared to an increase of $14.14 per barrel in the first quarter of 2009.
     Lease operating expenses during the first quarter of 2010 totaled $38.7 million, or $2.02 per thousand cubic feet of gas equivalent (Mcfe), compared to $58.2 million, or $3.34 per Mcfe, for the comparable quarter in 2009.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2010 totaled $59.2 million, or $3.09 per Mcfe, compared to $59.2 million, or $3.40 per Mcfe, for the first quarter of 2009.
     Accretion expense for the first quarter of 2010 was $6.6 million compared to $8.4 million for the comparable period of 2009. The higher accretion expense in the first quarter of 2009 was primarily due to utilizing a higher discount rate, which reduced the present value of the asset retirement obligations.

     Salaries, general and administrative (SG&A) expenses for the first quarter of 2010 were $10.5 million, or $0.55 per Mcfe, compared to $11.7 million, or $0.67 per Mcfe, in the first quarter of 2009.
     Capital expenditures before capitalized SG&A and interest during the first quarter of 2010 were approximately $71.3 million. This excludes an $8.4 million credit to the full cost pool primarily relating to an insurance settlement. The capital expenditure amount does include $10.4 million of plugging and abandonment expenditures. Additionally, $4.9 million of SG&A expenses and $6.4 million of interest were capitalized during the quarter.
     At March 31, 2010, we had $100 million in borrowings outstanding under our bank credit facility. In addition, we had letters of credit totaling $63.1 million, resulting in $231.9 million available for borrowing based on a borrowing base of $395 million. As previously announced, in January 2010 we completed an offering of $275 million of Senior Notes due 2017, which caused our borrowing base to be automatically reduced to $395 million. The majority of the net proceeds of approximately $265 million were used to retire our $200 million Senior Subordinated Notes due 2011. As of May 4, 2010, our outstanding bank borrowings were $75 million and our current availability was $256.9 million. The borrowing base is re-determined semi-annually based on the bank group’s evaluation of our proved oil and gas reserves. Our next re-determination is scheduled to be completed by the end of May 2010.
Operational Update
     Mississippi Canyon Block 109 (Amberjack Field). Stone drilled and completed the Ibix well, with an initial rate of over 1,700 Boe per day. The platform rig has skidded over and commenced drilling on the Vili well, with two additional wells scheduled for the year.
     Other Shelf Projects. Stone is conducting workover operations on wells within the Ship Shoal 113, South Pelto 5, Main Pass 288, Ewing Bank 305, and South Timbalier 172 fields. In addition, Stone expects to drill two or three development wells on the shelf this year, targeting oil in the Ship Shoal and South Pelto areas. Final permitting and facilities upgrades are underway at Vermilion Block 96 (Cardinal Discovery), with initial production expected late in the second quarter of this year.
     Garden Banks 293 (Pyrenees – 15% W.I.). Stone and its partners are planning to spud a development well at Pyrenees in May with a sub-sea tie-back development project to follow. Initial production is still expected by early 2012.
     GOM/Gulf Coast Exploration Projects. There are currently two deep onshore South Louisiana and two deep water wells (all non-operated) scheduled to spud in the second half of the year. One prospect (25% W.I.) in Cameron Parish has a target depth of approximately 20,000 feet, while a Vermilion Parish prospect (16% W.I.) has a target depth of approximately 21,000 feet. In the deep water, the Liberator/Stetson prospect in Mississippi Canyon (15% W.I.) targeting the Miocene section is scheduled for a third quarter start date, while the Phinisi prospect in Walker Ridge (20% W.I.) is currently scheduled to spud in the fourth quarter targeting lower Tertiary oil reservoirs. In addition, other deep shelf and deep water prospects are being reviewed for possible 2010 spud dates.
     Appalachian Basin (Marcellus Shale Play). In the first quarter, Stone commenced its 14 well horizontal drilling program for 2010. The horizontal rig, which is under a three year contract, spud the first Stone-operated horizontal well in West Virginia in late April 2010. Stone has contracted another horizontal drilling rig for the horizontal well program in Pennsylvania, which is expected to commence in June 2010. The current production capacity from the vertical wells and two non-operated horizontal wells is approximately 3 MMcf per day. The Company is currently working various infrastructure options for marketing the production from the operated vertical and horizontal wells.
     Rocky Mountain Region. A well in northern Montana (35% W.I. – Newfield operated) targeting the Bakken formation is expected to commence drilling in mid-May, with results expected in the third quarter.

Updated 2010 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.
     Capital Expenditure Budget. The 2010 capital expenditure budget is $400 million, which includes abandonment expenditures, but excludes material acquisitions and capitalized SG&A and interest. Stone expects to spend approximately 25% of the capital expenditure budget on Appalachian drilling and acreage acquisition; approximately 25% is planned for Gulf of Mexico (GOM) shelf exploitation and approximately 15% is for GOM workover/recompletion projects; approximately 15% is scheduled for GOM deep water and deep shelf expenditures; and the remaining budget is for facilities, abandonment projects, and miscellaneous exploration projects.
     Production. For the second quarter of 2010, Stone expects net daily production to average between 210 – 225 MMcfe. Stone still expects full year 2010 average daily production to be in the range of 205 – 225 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $165 — $185 million for 2010 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.00 - $3.30 per Mcfe for 2010.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses, excluding incentive compensation expense and net of capitalized SG&A, to range between $41 – $45 million for 2010.
     Corporate Tax Rate. For 2010, Stone expects its corporate tax rate to range between 35% - 37%.

Hedge Position
     The following table illustrates our derivative positions for 2010, 2011 and 2012 as of May 4, 2010:

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume		Swap
	(MMBtus/d)	Price	(Bbls/d)		Price
2010	20,000	$6.97	2,000		$63.00
2010	30,000	6.50	1,000		64.05
2010			1,000		60.20
2010			1,000		75.00
2010			1,000		75.25
2010			2,000	*	80.10
2010			1,000	**	84.35

2011	10,000	6.83	1,000		70.05
2011			1,000		78.20
2011			1,000		83.00
2011			1,000		83.05
2011			1,000	***	85.20

2012			1,000		90.45
2012			1,000		90.30

*	April – December

**	July – December

***	January – June
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, May 5, 2010 to discuss the operational and financial results for the first quarter of 2010. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website.
     In addition, as previously announced Stone will hold its 2010 Annual Meeting of Stockholders on Friday, May 21, 2010, at 10:00 a.m. Central Time, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors to serve until the Annual Meeting of Stockholders in the year 2011, to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2010, and to transact such other business as may properly come before the meeting.
Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
FINANCIAL RESULTS
Net income (loss)	$26,624	($225,866)
Net income (loss) per share	$0.55	($5.73)

PRODUCTION QUANTITIES
Oil (MBbls)	1,422	1,294
Gas (MMcf)	10,598	9,659
Oil and gas (MMcfe)	19,130	17,423

AVERAGE DAILY PRODUCTION
Oil (MBbls)	15.8	14.4
Gas (MMcf)	117.8	107.3
Oil and gas (MMcfe)	212.6	193.6

REVENUE DATA (1)
Oil revenue	$100,565	$70,854
Gas revenue	63,226	68,150

Total oil and gas revenue	$163,791	$139,004

AVERAGE PRICES (1)
Oil (per Bbl)	$70.72	$54.76
Gas (per Mcf)	5.97	7.06
Per Mcfe	8.56	7.98

COST DATA
Lease operating expenses	$38,664	$58,154
Salaries, general and administrative expenses	10,485	11,661
DD&A expense on oil and gas properties	59,151	59,172

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.02	$3.34
Salaries, general and administrative expenses	0.55	0.67
DD&A expense on oil and gas properties	3.09	3.40

AVERAGE SHARES OUTSTANDING – Diluted	47,936	39,449

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Operating revenue:
Oil production	$100,565	$70,854
Gas production	63,226	68,150
Derivative income, net	1,188	3,939

Total operating revenue	164,979	142,943

Operating expenses:
Lease operating expenses	38,664	58,154
Production taxes	1,654	1,275
Depreciation, depletion and amortization	60,653	60,618
Write-down of oil and gas properties	—	340,083
Accretion expense	6,606	8,377
Salaries, general and administrative expenses	10,485	11,661
Incentive compensation expenses	925	220
Impairment of inventory	—	5,923

Total operating expenses	118,987	486,311

Income (loss) from operations	45,992	(343,368)

Other (income) expenses:
Interest expense	4,066	5,166
Interest income	(57)	(136)
Other income, net	(2,032)	(1,402)
Other expense, net	2,100	428

Total other (income) expenses	4,077	4,056

Income (loss) before taxes	41,915	(347,424)

Provision (benefit) for income taxes:
Deferred	19,163	(121,608)
Current	(3,872)	23

Total income taxes (benefit)	15,291	(121,585)

Net income (loss)	26,624	($225,839)
Non-controlling interest	—	27

Net income (loss) attributable to Stone Energy	$26,624	($225,866)

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net income (loss) as reported	$26,624	($225,839)

Reconciling items:
Depreciation, depletion and amortization	60,653	60,618
Write-down of oil and gas properties	—	340,083
Non-cash write-down of tubular inventory	—	5,923
Deferred income tax provision (benefit)	19,163	(121,608)
Accretion expense	6,606	8,377
Stock compensation expense	1,427	1,966
Other	1,106	(1,064)

Discretionary cash flow	115,579	68,456

Changes in income taxes payable	(13,500)	27,408
Unwinding of derivative contracts	—	112,822
Settlement of asset retirement obligations	(10,378)	(6,462)
Other working capital changes	(14,067)	12,887

Net cash provided by operating activities	$77,634	$215,111

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$56,730	$69,293
Accounts receivable	146,868	118,129
Fair value of hedging contracts	34,407	16,223
Deferred tax asset	—	14,571
Current income tax receivable	2,390	—
Inventory	8,594	8,717
Other current assets	878	814

Total current assets	249,867	227,747

Oil and gas properties – United States
Proved, net	830,230	856,467
Unevaluated	360,117	329,242
Building and land, net	5,724	5,723
Fair value of hedging contracts	4,039	1,771
Fixed assets, net	3,859	4,084
Other assets, net	25,160	29,208

Total assets	$1,478,996	$1,454,242

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$59,866	$66,863
Undistributed oil and gas proceeds	16,128	15,280
Asset retirement obligations	29,122	30,515
Deferred taxes	4,426	—
Fair value of hedging contracts	34,344	34,859
Current income taxes payable	—	11,110
Other current liabilities	35,966	42,983

Total current liabilities	179,852	201,610

Bank debt	100,000	175,000
8 1/4% Senior Subordinated Notes due 2011	—	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8.625% Senior Notes due 2017	275,000	—
Deferred taxes	51,747	44,528
Fair value of hedging contracts	7,688	7,721
Asset retirement obligations	262,643	265,021
Other long-term liabilities	19,332	18,412

Total liabilities	1,096,262	1,112,292

Common stock	476	475
Treasury stock	(860)	(860)
Additional paid-in capital	1,325,474	1,324,410
Accumulated deficit	(940,071)	(966,695)
Accumulated other comprehensive loss	(2,285)	(15,380)

Total stockholders’ equity	382,734	341,950

Total liabilities and stockholders’ equity	$1,478,996	$1,454,242